Hypothetical Redemption Premium Valuation Date on which the Closing Value of the Worst Performer Exceeds its Initial Underlying Value $1,080.00 8.00% September 30, 2026 Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: Nasdaq - 100 Index ® (ticker: “NDX”) and S&P 500 ® Index (ticker: “SPX”) Underlyings : September 30, 2025 Pricing date: September 30, 2026 Interim valuation date: September 30, 2027 Final valuation date: October 5, 2027 Maturity date: If on the interim valuation date, the closing value of the worst performer is greater than or equal to its initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium. Automatic early redemption: 8.00% of the stated principal amount Premium : $1,000 × the underlying return of the worst performer on the final valuation date × the upside participation rate Upside return amount: $1,000 × the absolute value of the underlying return of the worst performer on the final valuation date Absolute return amount: 150% Upside participation rate: For each underlying, 85% of its initial underlying value Final buffer value: 15% Buffer percentage: 17333MMN0 / US17333MMN01 CUSIP / ISIN: For each underlying, its closing value on the pricing date Initial underlying value: For each underlying, its closing value on the final valuation date Final underlying value: For each underlying on any valuation date, ( i ) its closing value on that valuation date minus its initial underlying value, divided by (ii) its initial underlying value Underlying return: For any valuation date, the underlying with the lowest underlying return determined as of that valuation date Worst performer: • If the final underlying value of the worst performer on the final valuation date is greater than or equal to its initial underlying value: $1,000 + the upside return amount • If the final underlying value of the worst performer on the final valuation date is less than its initial underlying value but greater than or equal to its final buffer value: $1,000 + the absolute return amount • If the final underlying value of the worst performer on the final valuation date is less than its final buffer value: $1,000 + [$1,000 × (the underlying return of the worst performer + the buffer percentage)] If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer is less than its final buffer value, which means that the worst performer has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Payment at Maturity: $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated August 29, 2025 Pricing Supplement: Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 2 Year Autocallable Dual Directional Buffer Securities Linked to the Worst of NDX and SPX Hypothetical Payment at Maturity* Hypothetical Payment at Maturity Hypothetical Security Return Hypothetical Underlying Return of the Worst Performing Underlying $2,500.00 150.00% 100.00% $1,750.00 75.00% 50.00% $1,375.00 37.50% 25.00% $1,150.00 15.00% 10.00% $1,000.00 0.00% 0.00% $1,050.00 5.00% - 5.00% $1,100.00 10.00% - 10.00% $1,150.00 15.00% - 15.00% $999.90 - 0.01% - 15.01% $650.00 - 35.00% - 50.00% $150.00 - 85.00% - 100.00% *The hypotheticals assume that the securities have not been automatically redeemed prior to maturity. If the closing value of the worst performer is greater than or equal to its initial underlying value on the interim valuation date, then the securities will be automatically redeemed prior to maturity and you will receive a premium following the interim valuation date. Hypothetical Payment per Security Upon Automatic Early Redemption

Selected Risk Considerations • You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the performance of the worst performer. If the worst performer depreciates by more than the buffer percentage from its initial underlying value to its final underlying value, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • Your potential for positive return from depreciation of the worst performer is limited. • The securities do not pay interest. • The securities may be automatically redeemed prior to maturity, limiting the term of the securities. • The securities are subject to heightened risk because they are linked to the performance of multiple underlyings . • The securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. • You will not benefit in any way from the performance of any better performing underlying. • You will be subject to risks relating to the relationship between the underlyings . • You will not receive dividends or have any other rights with respect to the underlyings . • The performance of the securities will depend on the closing values of the underlyings solely on the valuation dates, which makes the securities particularly sensitive to volatility in the closing values of the underlyings on or near the valuation dates. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.